As filed with the Securities and Exchange Commission on October 16, 2009

Investment Company Act File No. 811-21943

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
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FORM N-2

(CHECK APPROPRIATE BOX OR BOXES)

[X] REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

[X] AMENDMENT NO.  5
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CADOGAN OPPORTUNISTIC ALTERNATIVES FUND, LLC
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(Exact name of Registrant as specified in Charter)

149 Fifth Avenue, 15th Floor
New York, NY 10010
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(Address of principal executive offices)

Registrant’s Telephone Number, including Area Code:  (212) 585-1600

Matthew Jenal
Cadogan Management, LLC
149 Fifth Avenue, 15th Floor
New York, NY 10010
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(Name and address of agent for service)

COPY TO:

Nathan J. Greene, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
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This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended.  Registrant’s Shares are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), and will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of, and/or Regulation D under, the 1933 Act.  Investments in Registrant may only be made by individuals or entities meeting the definition of an “accredited investor” in Regulation D under the 1933 Act and an “Eligible Investor” as described in this Registration Statement.  This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, Registrant’s Shares.

Cadogan Opportunistic Alternatives Fund, LLC

149 Fifth Avenue, 15th Floor
New York, NY 10010
(212) 585-1600

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SUPPLEMENT DATED OCTOBER 16, 2009
TO THE PROSPECTUS
DATED AUGUST 1, 2009
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This Supplement modifies the Prospectus dated August 1, 2009 (the “Prospectus”) for Cadogan Opportunistic Alternatives Fund, LLC  (the “Company”).

Business and Affairs of the Adviser and its Parent Organization

Effective September 30th, 2009, certain executives of Cadogan Management, LLC (the “Adviser”) tendered their respective equity interests in the Adviser to Fortis Investment Management USA, Inc. (“FIMUSA”).  As a result of these transactions, FIMUSA became the sole holder of the Adviser’s equity.  Concurrently therewith, Chief Executive Officer Stuart Leaf, along with other senior members of the Adviser’s longtime management team, including Paul Isaac, Michael Waldron, and Richard Collier, resigned from their positions with the Adviser.

On October 15th, 2009, the individuals mentioned above, along with certain other key executives, announced an agreement in principle to repurchase from FIMUSA 100% of the Adviser’s outstanding equity.  The transaction would effectively “reconstitute” the Adviser, as it includes all of the team members who had recently resigned, and is anticipated to close by the end of the current calendar year.

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The Company's Prospectus is contained in the Company's Registration Statement on Form N-2, as filed with the Securities and Exchange Commission on August 1, 2009. That Registration Statement is modified by and incorporated by reference in this Supplemental Amendment.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this registration statement to be signed on its behalf by the undersigned duly authorized person, in New York, New York, on the 16th day of October 2009.

Cadogan Opportunistic Alternatives Fund, LLC

By: /s/	Matthew Jenal
	Name:	Matthew Jenal
	Title:	Treasurer